Exhibit (h)(7)

Schedule A

to

Amended and Restated Expense Limitation Agreement

Dated November 9, 2009

Amended May 23, 2011

Expense Limited Fund	End of Initial Term
PIMCO 15+ Year U.S. TIPS Index Fund	October 31, 2010
PIMCO 25+ Year Zero Coupon U.S. Treasury Index Fund	October 31, 2010
PIMCO Banking Sector Corporate Bond Index Fund	October 31, 2011
PIMCO Broad U.S. TIPS Index Fund	October 31, 2010
PIMCO Broad U.S. Treasury Index Fund	October 31, 2010
PIMCO Build America Bond Strategy Fund	October 31, 2011
PIMCO Enhanced Short Maturity Strategy Fund	October 31, 2011
PIMCO Global Advantage Inflation-Linked Bond Strategy Fund	October 31, 2012
PIMCO Government Limited Maturity Strategy Fund	October 31, 2011
PIMCO High Yield Corporate Bond Index Fund	October 31, 2011
PIMCO Intermediate Municipal Bond Strategy Fund	October 31, 2011
PIMCO Investment Grade Corporate Bond Index Fund	October 31, 2011
PIMCO Prime Limited Maturity Strategy Fund	October 31, 2011
PIMCO Short Term Municipal Bond Strategy Fund	October 31, 2011
PIMCO Foreign Currency Strategy Exchange-Traded Fund	October 31, 2012
PIMCO Total Return Exchange-Traded Fund	October 31, 2012
PIMCO 0-1 Year U.S. Treasury Index Fund	October 31, 2010
PIMCO 0-5 Year High Yield Corporate Bond Index Fund	October 31, 2012
PIMCO 1-3 Year Treasury Index Fund	October 31, 2010
PIMCO 1-5 Year U.S. TIPS Index Fund	October 31, 2010
PIMCO 3-7 Year U.S. Treasury Index Fund	October 31, 2010
PIMCO 7-15 Year U.S. Treasury Index Fund	October 31, 2010

PIMCO ETF Trust		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Henrik P. Larsen	By:	/s/ Brent R. Harris
Name:	Henrik P. Larsen	Name:	Brent R. Harris
Title:	Vice President	Title:	Managing Director